    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION on November 21, 2001
                                                   REGISTRATION NO. _________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

     ----------------------------------------------------------------------

                                    FORM SB-2
             Registration Statement under the Securities Act of 1933

    ------------------------------------------------------------------------

                           WORLD ROLLER ALLIANCE, INC.
             (Exact Name of Registrant as Specified in its Charter)

         FLORIDA                                 7929                     65-0953056
        ---------                              --------                  ------------
   (State or Other Jurisdiction      (Primary Standard Industrial       (IRS Employer
 of Incorporation or Organization)     Classification Code Number)    Identification Number)

                                 SHAHRUKH DHANJI
                                812 SE 8TH AVENUE
                         DEERFIELD BEACH, FLORIDA 33441
                                 (954) 421-4477
            (Name, Address and Telephone Number of Agent for Service)

           -----------------------------------------------------------

                          Copies of Communications to:

                             RICHARD P. GREENE, ESQ.
                      2455 E. SUNRISE BOULEVARD, SUITE 905
                         FORT LAUDERDALE, FLORIDA 33304
                            Telephone: (954) 564-6616

           -----------------------------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended (the "Securities Act"), check the following box:  [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration
statement for the same offering.      [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act , check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, +
please check the following box.   [X]

                              --------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A), OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SECTION 8 (A), MAY DETERMINE.

                                   PROSPECTUS

                                2,276,000 Shares
                                  Common Stock

         Of the 2,276,000 shares of common stock being registered, 1,250,000 are being offered by World Roller Alliance, Inc. and 1,026,000 are being registered for the benefit of the selling stockholders. The public offering price will be
$2.00 per share. This offering will expire one year from the date of this prospectus. There is no minimum investment amount. There is also no minimum offering amount and an escrow service will not be used. The proceeds from this offering will be immediately available to World Roller Alliance, Inc.

                              --------------------

         The common stock being offered involves a high degree of risk.
            See "Risk Factors" commencing on page 5 for a discussion
     of certain factors that should be considered by prospective investors.

                              --------------------

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed
     upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

--------------     ------------  -------------  ------------ --------------  -------   --------
  Title of                        Proposed       Proposed     Commissions,
 Each Class                       Maximum        Maximum       Discounts,
of Securities         Amount      Offering       Aggregate        and
  to be                to be        Price        Offering      Underwriting    Net      Filing
 Registered          Registered    Per Share      Price        Expenses      Proceeds    Fee
--------------     ------------  -------------   ----------- --------------  -------   --------

Common Stock
($.0001 par value)    1,250,000    $2.00         $2,500,000       $0        $2,500,000   $660.00
Common Stock of

Selling Stockholders  1,026,000    $2.00(1)      $2,052,000       $0        $2,052,000   $541.73

Total                                                                                   $1201.73(2)
--------------     ------------  -------------  ------------ --------------  -------   --------

(1)  This price is solely for the purposes of computing the registration fee pursuant to Rule 457(a).
(2)  Reflects the required filing fee.

                The date of this prospectus is November 21, 2001

                               PROSPECTUS SUMMARY

                           World Roller Alliance, Inc.

         In August, 1989, company Founder and President Patrick J. Schaefer formed World Roller Federation, Inc. to bring a version of roller derby back to
American television and arenas.  The company produced and aired programming until it was determined that a new type of roller skate and style was dominating the market-in-line skates.  The company changed its format and name to
RollerSport Challenge and again produced and aired programming using more of the in-line skate style of skating.  To meet the changing demands of viewers who were demanding a more aggressive/extreme type of skating project, the company once again reformatted itself and changed names and product to the current company - World Roller Alliance, Inc. ("WRA" or "Company"). WRA will produce and stage a television and arena product based on the aggressive/extreme style of skating.

         World Roller Alliance's executive offices are located at 812 SE 8th
Avenue, Deerfield Beach, Florida 33441 and our telephone number is (954)
427-1500.

                                  The Offering

         World Roller Alliance is conducting this offering on a "direct participation" basis. We have not employed an underwriter for the sale of the common stock. All of the shares offered herein will be sold exclusively through designated officers and directors of World Roller Alliance. This is a "no minimum" offering; sums received by World Roller Alliance from the sale of the common stock are not subject to any escrow requirement and may be used by World
Roller Alliance immediately upon receipt.

Common Stock Offered
by World Roller Alliance                  2,276,000 common shares

This offering will expire                 This Offering will begin upon
                                          effectiveness and will expire whenever
                                          all of the shares are sold, or 12
                                          months after the date of
                                          effectiveness, whichever comes first.

Common Stock Offered by
Selling Stockholders                      1,026,000 common shares

This offering will expire                 This offering will begin 6 months
                                          after effectiveness and will expire
                                          whenever all of the shares are sold or
                                          12 months after the date of
                                          effectiveness, whichever comes first.

Common Stock outstanding
prior to this offering                    7,016,600 common shares

Common Stock outstanding
after this offering                       8,266,600 common shares

                                  Risk Factors

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing World Roller Alliance. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or financial condition.

         If any of the following risks occur, our business financial condition or results of operations could be materially harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         You could lose all of your investment if World Roller Alliance remains a going concern.

Development Stage Company

         World Roller Alliance is a development stage company.  The Company has completed its advance broadcast revenue arrangements and has to complete the video taping of show segments for these commitments to start generating revenue.
Therefore, the Company is subject to all the risks inherent in the establishment of this new operating venture, including the likelihood of operating losses.
Current agreements for airing past roller derby type skating tapes will not be sufficient to see the Company through to profitable operations.

         In order to carry out its operating plans, the Company must obtain additional funding from outside sources. World Roller Alliance is relying, in part, on the success of this offering in order to implement their plans to develop the Company. Presently, World Roller Alliance is relying on its ability to raise the necessary capital through borrowing to fund the day-to-day operations. Due to the limited assets and resources of the Company, there can be no assurance that we will be successful in obtaining the necessary financing either from this offering or other sources including debt.

         You may be unable to effectively evaluate our company for investment purposes because we have a limited operating history. Since the Company was founded in 1999, management has focused on the development of the banked track/extreme skating concept, broadcast arrangements, organization and associations to meet television commitments, securing of talent and related issues. The Company has embarked upon its new broadcast/show strategies and has a limited prior operating history with this specific type of event and/or limited operating revenue.  WRA's prospects must be considered in light of the risks and difficulties encountered by a company with a limited operating history.

Limited Operating History

         Since we have a limited operating history, it is difficult to evaluate our business or our future prospects. Our revenue and income potential is unproven and our business model is still emerging. If our business model does not prove to be profitable, investors may lose their investment. To date, we have not earned any revenue from our new operations. Our historical financial information is of limited value in projecting our future operating results because of our lack of operating history and the emerging nature of our business model. We have lost money since we began operations and, as of June 30, 2001, we had a loss of $0.__ per share (audited).  We currently derive our revenue for day-to-day operations from existing broadcast arrangements and investment dollars. We plan to invest heavily in sales, marketing, advertising, infrastructure development, and applications development. As a result, we expect that we will continue to lose money through 2001. World Roller Alliance may never achieve or sustain profitability.

Liability

         WRA is engaged in a sport event which carries the potential for employee injury as well as certain other potential liabilities from the stating of live arena events. Allegations of improper track design, audience injury or mishap, cancelled live gate bookings, weather, talent contract disputes and similarly related events could subject the Company to litigation and potential liability for settlement, cancellation and/or judgment awards. The Company will carry a full range of appropriate liability and other insurance on each live arena event as well as show completion bond insurance to cover these potential liabilities to the extent that the various individual policy provisions cover said occurrences. There are no assurances that the amount of liability insurance and other coverage the Company is able to secure will adequately cover all potential liability and/or other claims and that any such liability and/or other claims will not exceed the coverage limits of such a policy and that such insurance will continue to be available on commercially reasonable terms or at all. Consequently, a liability claim or other such claim with respect to uninsured liabilities or in excess of insured liabilities would have a material adverse effect on the Company's business, financial condition and results of operation.

No Assurance of a Public Market

         World Roller Alliance's common stock is not presently traded on any established market. There is no prior trading market for World Roller Alliance's common stock and there can be no assurance that a trading market for the common stock will develop, or if developed, that it will continue. If no market develops, it may be difficult or impossible for holders of the common stock to sell their shares if they should so desire. In addition, there are substantial restrictions on the sale or transfer of the common stock imposed by Federal and
State securities laws. There are no assurances that holders will be able to sell their offering of the common stock or that sufficient shares will be sold to create a public market for the common stock.

Dividends

         A holder of common stock will only be entitled to receive dividends when, as, and if declared by the Board of Directors. The Company's Board of
Directors will determine future dividend policy based upon the Company's performance, financial condition, capital requirements, and other materially related issues. The Company currently does not contemplate paying dividends on the common stock in the foreseeable future since it intends to use all of its earnings, if any, to finance expansion of its operations.

Limitations on Transferability

         It is unlikely that investors will be able to liquidate their investments in the shares in the event of an emergency or for any other reason.
A public market for the shares does not currently exist. Moreover, the transferability of the stock is subject to certain restrictions on resale imposed under Federal and State securities laws.

Dependence on Management

         Management believes that its success will largely depend on implementation of the business plan. Management is experienced in the area of operation in which the Company functions. The new focus of the Company's operations requires management's ability to master certain aspects in the running of this new sports segment, as well as the enhancements of market opportunities and competitive variables.

Potential Offering Benefits to Company Insiders

         The Company's Executive Committee may, in its' discretion, include as part of the offering, benefits, earned salaries and loan repayments to officers and directors that were incurred in the development of this project.

Dilution

         Following the purchase of the common stock, investors will experience immediate dilution of their investment.

Arbitrary Offering Price

         The Company's management has determined the number of shares to be offered based upon management's estimate of the amount of proceeds necessary for planned uses. The offering price is not based on the Company's assets, book value, or earnings. Accordingly, the offering price should not be considered an indication of the actual fair market value of the common stock as if appraised by a qualified third party.

Reliance on Public Acceptance

         The Company's success is dependent on public acceptance and support of its shows, as well as acceptance of its various products - home video, live arena attendance, 900 number - and merchandise offerings. Management believes that interest in the Globe Warriors show will stem from the expanding interest in and popularity of sports entertainment. There are no assurances that the trends will continue in the direction that management forecasts and even if such trends continue, there are no assurances that the Company will be able to derive the income and/or value from these broadcasts and other revenue areas as projected. While the conclusions of the Company's management on the prospects of individual markets, broadcast exposure and viewer habits might be favorable when the shows are initially broadcast, there are no assurances that the actual operating results will reach the levels indicated by management.

Intellectual Property

         The Company's success depends and will continue to depend on certain trade secrets, on proprietary "know-how," and on its ongoing endeavors involving its World Roller Alliance shows.  The Company's management is bound by employment agreements which include non-disclosure clauses that are structured to protect the Company's proprietary information and know-how. There can be no assurance that these agreements and clauses will protect the Company or provide adequate remedies for the Company in the event of unauthorized use or disclosure of such information, or that others will not be able to develop similar shows or competing shows independently. There can be no assurance that allegations of infringement of proprietary rights will not be made or that, if made, such allegations would not be sustained if litigated. Litigation may be necessary by the Company to enforce proprietary intellectual information and know-how owned by the Company to defend the Company against claimed infringement of the rights of others or to determine the ownership, scope or viability of substantial litigation expenses and to divert time and effort of management personnel.
The occurrence of such litigation or the effect of an adverse determination in any such litigation could have a material adverse effect on the Company's business, financial condition and results of operation.

Competition

         The sports entertainment industry is highly competitive. Other companies which provide sporting events and shows or operate in a similar manner may have substantially greater financial and/or marketing resources than the
Company.  The Company will be competing in the fast-paced sports entertainment industry where new shows and events vying for viewers will compete directly and indirectly with the Company's shows.  Viewer tastes and desires fluctuate and are difficult to predict. There are no assurances that the Company will be able to accurately predict these trends or keep pace with changes that may occur within the industry.

General Economic Conditions

         The financial success of the Company may be sensitive to adverse changes in general economic conditions in the markets and/or regions in which its shows will be broadcast such as recession, inflation, unemployment increases, and interest rates among its own operations, or the operations of the companies, broadcast networks and/or stations its shows are aired on. These changes could cause the cost of talent, labor, capital and other expenses to rise faster than the Company could absorb or respond to. Such changing conditions also could reduce the profitability of the shows. The Company has no control over any of these changes or conditions.

                           Forward-Looking Statements

         Some of the information contained in this prospectus involves forward-looking statements. These statements include, but are not limited to, statements about our industry, plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements by their nature involve risks and uncertainties. Therefore, actual results may differ materially from those implied or expressed by these statements. Accordingly, you should not place undue reliance on these forward-looking statements.

                                 Use of Proceeds

         The net proceeds to World Roller Alliance from the sale of 1,250,000 shares of common stock being offered are estimated to be $2,500,000, assuming
100% of the shares offered are sold. Management will have broad discretion to allocate the proceeds of the offering, including working capital and general and administrative purposes. The amount expended for each purpose may vary significantly depending upon numerous factors, including the number and timing of World Roller Alliance's marketing expenditures, acquisition of new technology, and application developments and enhancements. We believe that the proceeds from this offering will be adequate to satisfy World Roller Alliance's anticipated capital requirements for at least 24 months, assuming 100% of the offering is successfully sold. Since 100% of the proposed funds may not be raised in this offering, we have included the following table that depicts how the funds will be allocated if 100%, 80%, 60%, or 40% of the offering is successfully sold. More detailed tables listing individual expenses are listed on the following pages.

         It is possible that no proceeds may be raised from this offering. If fewer than all of the shares are sold, we will have to delay or modify our current plans. There can be no assurance that any delay or modification will not adversely affect our development. If we require additional funds to develop our plan, such funds may not be available on terms acceptable to us. In the event that less than 25% of this offering is sold, we intend to focus our efforts and capital on marketing. While there can be no assurance of success, it is our goal to invest heavily in our marketing efforts in an attempt to take World Roller
Alliance out of the development stage and begin recognizing transactional revenue. We will not pursue any further programming or development until additional funds either from sales or investment capital can be secured. If less than 40% of this offering is sold, it could materially and adversely affect the development of World Roller Alliance.

                          Use of Proceeds Summary Table

         The foregoing represents World Roller Alliance's best estimate of its allocation of the proceeds of this offering, based upon the current state of our business operations and our current plans. Pending application of the net proceeds of this offering, we may temporarily invest such funds in interest-bearing accounts, certificates of deposit, government obligations, short-term interest bearing obligations, and similar short-term investments.

                              Proceeds - 100%

Schedule assumes World Roller Alliance receives 100% of the offering or $2,500,000

Gross Proceeds          $ 2,500,000             100%
Offering Expenses       $         0
                        ---------------        -------
Net Proceeds            $ 2,500,000             100%

Individual Expenses     Dollar Amount    % of Total
----------------------- ------------------- --------------
Staff/Talent/Support    $600,000                 24%
Arena Expenses           100,000                  4%
Equipment Purchase        60,000                  2%
Equipment Lease           25,000                  1%

Travel                   100,000                  4%
Television Production,
Pre- and Post Edit,
Syndication and
Distribution             650,000                 26%
Marketing and
Promotion                220,000                  9%
Administrative
Expenses                 270,000                 11%
Insurance                 50,000                  2%
Legal and Accounting     100,000                  4%
Training Expenses        200,000                  8%
Offering Expenses         50,000                  2%
Working Capital           75,000                  3%
                        ----------              -----
                     $ 2,500,000                100%

                             Use of Proceeds - 80%

Schedule assumes World Roller Alliance receives 80% of the offering or $2,000,000

Gross Proceeds       $ 2,000,000                100%
Offering Expenses    $         0
                       -----------              ------
Net Proceeds         $ 2,000,000                100%

Individual Expenses     Dollar Amount           % of Total
-------------------    ---------------          -------------
Staff/Talent/Support  $   500,000                25%
Arena Expenses             70,000                 4%
Equipment Purchase         50,000                 3%
Equipment Lease            20,000                 1%
Travel                     75,000                 4%
Television Production,
Pre- and Post Edit,
Syndication and
Distribution              500,000                25%
Marketing and
Promotion                 175,000                 9%
Administrative
Expenses                  250,000                12%
Insurance                  40,000                 2%
Legal and Accounting       75,000                 3%
Training Expenses         150,000                 7%
Offering Expenses          50,000                 3%
Working Capital            45,000                 2%
                        -------------           -----

                     $ 2,000,000                100%

                             Use of Proceeds - 60%

Schedule assumes that World Roller Alliance receives 60% of this offering or $1,500,000:

Gross Proceeds       $ 1,500,000               100%
Offering Expenses    $         0
                       -------------           ------
Net Proceeds         $ 1,500,000               100%

Individual Expenses     Dollar Amount        % of Total
----------------------    ----------------      --------------

Staff/Talent/Support $   400,000                27%
Arena Expenses            50,000                 3%
Equipment Purchase        30,000                 2%

Equipment Lease           10,000                 1%
Travel                    50,000                 3%
Television Production,
Pre- and Post Edit,
Syndication and
Distribution             375,000                24%
Marketing and
Promotion                125,000                 8%
Administrative
Expenses                 225,000                15%
Insurance                 30,000                 2%
Legal and Accounting      50,000                 3%
Training Expenses         75,000                 5%
Offering Expenses         50,000                 3%
Working Capital           30,000                 2%
                       -----------             -----

                     $ 1,500,000               100%

                             Use of Proceeds - 40%

Schedule assumes World Roller Alliance receives 40% of the offering or $1,000,000

Gross Proceeds       $ 1,000,000              100%
Offering Expenses    $         0
                      ------------            ------
Net Proceeds         $ 1,000,000              100%

Individual Expenses     Dollar Amount        % of Total
----------------------    ----------------      --------------
Staff/Talent/Support   $ 250,000               25%
Arena Expenses            20,000                4%
Equipment Purchase        15,000                1%
Equipment Lease                0                0%
Travel                    25,000                3%
Television Production,
Pre- and Post Edit,
Syndication and
Distribution             250,000               25%
Marketing and
Promotion                100,000               10%
Administrative
Expenses                 200,000               20%
Insurance                 10,000                1%
Legal and
Accounting                25,000                3%
Training Expenses         50,000                5%
Offering Expenses         50,000                5%
Working Capital            5,000                1%
                        ---------              -----

                     $ 1,000,000              100%

                         Determination of Offering Price

         The offering price of the selling stockholders' shares was calculated pursuant to Rule 457(c) of Regulation C with a good faith estimate that the price will be the same as the price World Roller Alliance is offering its
1,250,000 common shares.

         The offering price of the 1,250,000 common shares being offered on a
"direct participation" basis has been determined primarily by the capital requirements of World Roller Alliance and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of the shares is not based on past earnings nor is it indicative of current market value for the assets owned by World Roller
Alliance.

                                       10

                                    Dilution

         As of June 30, 2001, World Roller Alliance had a net book value of
$61 or $0 per share (based on 6,175,100 shares outstanding). The net tangible book value per share is equal to World Roller Alliance's total tangible assets, less total liabilities and divided by total number of shares of  common stock outstanding. After giving effect to the sale of 100% of the shares  at the public offering price of $2.00 per share, the net tangible book value of  World
Roller Alliance would be $2,500,061 or $.30 per share. This  represents an immediate increase in net tangible book value of $1.70 per share attributable to new investors purchasing shares in this offering. The following table illustrates the per share dilution in net tangible book value per share to new investors assuming different levels of success in the sale of this offering of common stock. Dilution is the difference between the public offering price per share and the net tangible book value per share of common stock after giving effect to the public offering.

                                  Assuming the   Assuming the    Assuming the   Assuming the
                                  Sale of 100%    Sale of 80%    Sale of 60%    Sale of 40%
                                    of this        of this        of this        of this
                                   Offering       Offering       Offering       Offering
                                 -------------   -------------  -------------  ------------

Public Offering Price of              $2.00        $2.00          $2.00         $2.00

Net tangible book value
per share for existing
shareholders before offering          $   0        $   0          $   0         $   0

Increase per share attributable
to payment for shares purchased
by new investors                      $ .30        $ .25          $ .19         $ .13

Pro Forma net tangible
book value after offering             $ .30        $ .25          $ .19         $ .13

Net Tangible book value
dilution per share to new
investors                             $1.70        $1.75          $1.81         $1.77

         The information set forth above regarding dilution assumes the sale of
100%, 80%, 60%, or 40% of the 1,250,000 shares being offered. If less than 25%
of the shares offered are purchased, those who do invest in the offering will undergo even greater dilution of their investment dollar than the amounts stated. The 1,026,000 shares being offered by the selling stockholders are outstanding shares of common stock and, therefore, do not contribute to dilution.

                                 Dividend Policy

         World Roller Alliance has not paid cash dividends on its common stock since its inception. We currently intend to retain any future earnings for use in the expansion of the business, and therefore do not anticipate declaring any cash dividends in the foreseeable future. The declaration and payment of cash dividends, if any, will be at the discretion of the Board of Directors of the
Company and will depend, among other things, upon World Roller Alliance's earnings, capital requirements, and financial condition.

                                       11

                            Selling Security Holders

         The following table sets forth information as of November 19, 2001 with respect to the beneficial ownership of our common stock both before and immediately following the offering. The table includes those who beneficially own more than 5% of our outstanding common stock, the selling security holders in this offering, and each of the Directors and Executive Officers in the summary compensation table.

         The percentages determined in these calculations are based upon
7,016,600 of our common shares that are issued and outstanding as of the date of this Prospectus. The percentages determined in calculations after this offering were determined by adding the 1,250,000 common shares that may be issued and outstanding if 100% of the shares offered are sold. The Securities and Exchange
Commission's rules were followed in determining beneficial ownership. Therefore, we have included shares over which a person has voting or investment power. We have followed the Securities and Exchange Commission Rule 13d-3(d)(i) in
calculating percentage of ownership.

                                                 Shares                    Number of                Shares
                                           Beneficially Owned               Shares            Beneficially Owned
                                          Prior to Offering(1)               Being             After Offering(2)
                                        Number           Percent            Offered        Number           Percent
                                        ------           -------            -------        ------           -------
AUW, Inc.                                   5,000             *              5,000                 0             *
Michael Aldridge                           10,000             *               -0-             10,000             *
Samuel Bart                                15,000             *               -0-             15,000             *
Owen Barrow                                 5,000             *              5,000                 0             *
Evelio & Barbara Borges JT TEN                500             *               -0-                500             *
Sylvia L. Carns                             1,000             *              1,000                 0             *
Gerald Chernak                             10,000             *               -0-             10,000             *
Conceptua Inc.                            200,000          2.9%           200,000                  0             *
D.P. Morton & Associates                  200,000          2.9%           200,000            200,000             *
Shahrukh Dhanji                         1,000,000         14.2%             20,000           980,000          11.8%
Zayn Dhanji                                25,000             *               -0-             25,000             *
Zoya Dhanji                                25,000             *               -0-             25,000             *
Jody Feingold                               1,250             *               -0-              1,250             *
Skip Feingold                               1,250             *               -0-              1,250             *
John Gaudiosi                               5,000             *              5,000                 0             *
Richard P. Greene                         250,000          3.6%            95,000            155,000           1.8%
Nancy Hicks                                 2,500             *               -0-              2,500             *
Jay Joshi                                  10,000             *            10,000                  0             *
Desmond Kambka                             10,000             *               -0-             10,000             *
Robert Laganga                                 50             *               -0-                 50             *
Elizabeth Lavati                               50             *               -0-                 50             *
LDV, Inc.                                 200,000          2.9%           200,000                  0             *
Craig T. Leitner                          260,000          3.7%            10,000            250,000             3%
Jay Livingston                             10,000             *               -0-             10,000             "
Meer Draca Inc.                           250,000          3.6%            10,000            240,000          2.9%
MJM Group Holdings, Inc.                  200,000          2.9%           200,000                  0             *
Robert O'Donovan                          250,000          3.6%               -0-            250,000          3.0%
Keith Roberts                               5,000             *             5,000                  0             *
Albert L. Schaefer                         50,000           .7%               -0-             50,000           .6%
Schaefer Entertainment, Inc.            2,100,000         30.0%            50,000          2,050,000           25%
Patrick J. Schaefer                     1,850,000         26.4%               -0-          1,850,000         22.4%
Allan Schwalb                              10,000             *               -0-             10,000             *
Dominique Spano                            10,000             *               -0-             10,000             *
Frank Spano                                25,000             *               -0-             25,000             *
Robert Todoroff                            10,000             *               -0-             10,000             *
James Villaroel                            10,000             *            10,000                  0             *
---------------------

*  Indicates less than 1 % beneficial ownership

                                       12

1.       Percentages were based on the number of shares issued and outstanding as of November 19, 2001, which equaled 7,016,600 common shares.

2.       Percentages were based on the number of shares issued and outstanding assuming that 100% of the 1,250,000 common shares being Offered are successfully sold, which would equal a total of 8,266,600 common shares issued and outstanding.

3.       The Company's President, Patrick J. Schaefer, is the sole owner of
         Schaefer Entertainment, Inc.

                              Plan of Distribution

         World Roller Alliance is offering 1,250,000 shares of common stock through its officers and directors on a "direct participation" basis at a purchase price of $2.00 per share. This offering will begin upon effectiveness and will expire whenever all of the shares are sold, or 12 months after the date of effectiveness, whichever comes first. The Selling Stockholders will be selling 1,026,000 common shares. This offering will be conducted separately beginning six months after effectiveness and will expire whenever all of the shares are sold or 12 months after the date of effectiveness, whichever comes first. World Roller Alliance is managing this offering without an underwriter.
The shares will be offered and sold by World Roller Alliance's President,
Patrick Schaefer and its Vice President, Shahrukh Dhanji. These officers will not receive a sales commission or other compensation, except for reimbursement of expenses actually incurred on behalf of World Roller Alliance for such activities. In connection with their efforts, they will rely on the safe harbor provisions of Rule 3a4-1 of the Securities and Exchange Act of 1934. Generally
speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the 1934 act for associated persons of an issuer. There is no minimum offering so all purchases will be paid directly to World Roller
Alliance upon receipt. No one, including World Roller Alliance, has made any commitment to purchase any or all of the shares. Rather, the officers and directors will use their best efforts to find purchasers for the shares. World
Roller Alliance cannot state how many shares will successfully be sold.

         World Roller Alliance anticipates selling the shares to persons whom it believes may be interested or who have contacted World Roller Alliance with interest in purchasing the securities. World Roller Alliance may sell shares to such persons if they reside in a state in which the shares legally may be sold and in which World Roller Alliance is permitted to sell the shares. World Roller
Alliance is not obligated to sell shares to any such persons.

         World Roller Alliance has established no minimum offering amount and no escrow of investor money pending a certain minimum number of shares being sold.
Each subscription for shares in this offering that is accepted by World Roller
Alliance will be credited immediately to the cash accounts of World Roller
Alliance and such investor funds may be spent by the Company without any waiting period or other contingency.

         World Roller Alliance reserves the right to reject any subscription in full or in part and to terminate this offering at any time. Officers, directors, present stockholders of World Roller Alliance and persons associated with them may purchase some of the shares. However, officers, directors, and their affiliates shall not be permitted to purchase more than 20% of the shares being sold and such purchases will be held for investment and not for resale. In addition, no proceeds from this offering will be used to finance any such purchases.

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and if given or made, that information or representation must not be relied on as having been authorized by World Roller Alliance. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances, create any implication that the information in this prospectus is correct as of any date later than the date of this prospectus.

                                       13

         Purchasers of shares either in this offering or in any subsequent trading market that may develop must be residents of states in which the securities are registered or exempt from registration. Some of the exemptions are self- executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption render exemption applicable.

         The selling stockholders may from time to time sell all or a portion of their shares in the over-the-counter market, or on any other national securities exchange on which the common stock is or becomes listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares will not be sold in an underwritten public offering. The Shares may be sold directly or through brokers or dealers. The methods by which the Shares may be sold include: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately selling stockholders may arrange for other brokers or dealers to participate.
Brokers or dealers may receive commissions or discounts from selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated, which are not expected to exceed those customary in the types of transactions involved.
Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker- dealers (including transactions of the nature described above) in the over-the- counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such re-sales, may pay to or receive from the purchasers of such shares commissions as described above.

         In connection with the distribution of the Shares, the Selling
Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the selling stockholders may enter into, from time to time, other types of hedging transactions.

         The selling stockholders and any broker-dealers participating in the distributions of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act and any profit on the sale of shares by the selling stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the 1933 Act. The shares may also be sold pursuant to Rule 144 under the 1933
Act beginning one year after the shares were issued.

         We have filed the registration statement, of which this prospectus forms a part, with respect to the sale of the shares. There can be no assurance that the Selling Stockholders will sell any or all of the shares they desire to sell, or that we will sell any of the shares we desire to sell.

         Under the Securities Exchange Act of 1934 and the regulations there under, any person engaged in a distribution of the shares offered by this
Prospectus may not simultaneously engage in market making activities with respect to the common stock of World Roller Alliance during the applicable
"cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable  provisions of the Exchange Act and the rules and regulations there under, which  provisions may limit the timing of purchases and sales of common stock by the Selling Stockholders. We will pay all of the expenses incident to this offering and sale of the Shares, other than commissions, discounts and fees of underwriters, dealers, or agents.

                                       14

         We have advised the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this
Registration Statement, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any Selling Stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

         Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of those transactions. We have advised the Selling
Stockholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling
Stockholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

                                Legal Proceedings

         As of the date of this prospectus, neither World Roller Alliance nor any of its' officers or directors are involved in any litigation either as plaintiffs or defendants. As of this date, there is not any threatened or pending litigation against World Roller Alliance or any of its' officers or directors.

          Directors, Executive Officers, Promoters, and Control Persons

         Set forth below is certain information concerning the directors and executive directors of World Roller Alliance.

         Name                        Age         Position
         ----                        ---         --------

         Patrick J. Schaefer         53          President, Chief Executive Officer and Director
         Shahrukh S. Dhanji          34          Vice President and Director
         Craig Leitner               42          Secretary/Treasurer
         Robert O'Donovan            45          Vice President of Operations
         Robert Todoroff             32          Director

Biographies

PATRICK J. SCHAEFER, PRESIDENT, CHIEF EXECUTIVE OFFICER and DIRECTOR

         Mr. Schaefer formed the World Roller Alliance in August, 1999 as a spin off of an earlier sports entertainment company.  He was President of Olympia
Promotions, Inc. from 1983 through August, 1986.  From August 1986 through
August 1989, Mr. Schaefer was Vice President/International Operations for RJS
Marketing Worldwide, Inc.  In August 1989, Mr. Schaefer founded the World Roller
Federation.  The WRF changed formats and names to become RollerSport Challenge in December 1995, and again changed formats and names to the World Roller
Alliance in August, 1999 to meet the changing demands of television audiences.
Mr. Schaefer attended the University of Cincinnati, received an Associate of
Arts degree from Hillsborough Community College and a Bachelor of Arts degree from the University of South Florida.

                                       15

SHAHRUKH S. DHANJI, VICE PRESIDENT and DIRECTOR

         Mr. Dhanji will serve as Vice President and Director of the Company.
After graduating from the District of Columbia School of Law, Mr. Dhanji worked as a Mediator/Arbitrator in Ft. Lauderdale, Florida. He was President of
Environmental Testing Laboratories from March, 1990 through September, 1995.
After leaving ETL, Mr. Dhanji was a Consultant to Sartech Systems, Inc. until leaving in 1999 to form CounterBalance Investments, Inc., where he is currently
President/CEO. Mr. Dhanji served in the United States Navy from 1986 through
1993. He received a Bachelor of Arts degree from Nova University and a Juris
Doctor degree from the District of Columbia School of Law.

CRAIG T. LEITNER, SECRETARY/TREASURER

         Mr. Leitner is a Certified Public Accountant.  He is currently
Controller for X-Point Technologies and will assume full time duties with the
World Roller Alliance upon funding of the Company.  From September 1994 to
October 1997 Mr. Leitner was Controller for Visionary Entertainment Group.  From
January 1989 to July 1994 he was Controller of The Calumite Company. Mr.Leitner
also worked as Senior Accountant for Knight Enterprises.  Mr. Leitner received a
BBA in Accounting from the University of Michigan.

ROBERT O'DONOVAN, VICE PRESIDENT of OPERATIONS

         Mr. O'Donovan has been involved and assisted in the formulation of the
Company since its inception in August 1999 although not as a full time employee.
He is currently an operational technician for the Circuit City company.  From
1995 through August, 1999, Mr. O'Donovan was a consultant to Air China/Peoples
Republic of China Airlines, Beacon Brewery and Avalon Sports.  From January
1992 through December 1995, he was Vice President of Flying Operations for
SkyBus & Sky Shuttle Airlines.  From 1981 through December 1991, Mr. O'Donovan was Executive Coordinator of pilot training for Eastern Airlines.  Prior to 1981
Mr. O'Donovan served on active duty in the US Marines in the areas of Aviation and Special Operations.  He holds a Bachelor of Arts and Masters degree from
Pennsylvania State University and is a graduate of the Command & General Staff
School/Naval Postgraduate School/War College.

         Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information as of November 19,
2001, with respect to the beneficial ownership of the common stock of World
Roller Alliance by each beneficial owner of more than 5% of the outstanding shares of common stock of World Roller Alliance, each director, each executive officer named in the "Summary Compensation" Table and all executive officers and directors of World Roller Alliance as a group, and sets forth the number of shares of World Roller Alliance's common stock owned by each such person and group. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

                                                                Percentage of
                                                              Outstanding Common
                                                                 Stock Owned
                                                            ----------------------
       Name and                         Shares of
     of Beneficial                     Common Stock          Before        After
         Owner                       Beneficially Owned     Offering     Offering
  -------------------               ------------------      --------      --------

Shahrukh Dhanji                        1,000,000             14.2%         12.1%
4200 Vinkmulder Rd.
Coconut Creek, FL 33073

Schaefer Entertainment, Inc.           2,100,000             30.0%         25.4%
812 SE 8th Ave.
Deerfield Beach, FL 33441

                                       16

Patrick J. Schaefer                     1,850,000            26.4%         22.4%
812 SE 8th Ave.
Deerfield Beach, FL 33441

Craig T. Leitner                          260,000             3.7%          3.1%
812 SE 8th Ave.
Deerfield Beach, FL 33441

Robert O'Donovan                          250,000             3.6%          3.0%
812 SE 8th Ave.
Deerfield Beach, FL 33441

Robert Todoroff                            10,000               *             *
812 SE 8th Ave.
Deerfield Beach, FL 33441

All directors and                       3,360,000             47.9%        40.7%
executive officers
as a group (5 persons)
------------------------

* Indicates less than 1% beneficial ownership.

                            Description of Securities

Common Stock

         The authorized common stock of World Roller Alliance consists of
40,000,000 shares, with each share having a par value of $0.001. As of November
19, 2001, there were 7,016,600 common shares issued and outstanding. There were
36 holders of common stock as of November 19, 2001.

         Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of World Roller Alliance and may not cumulate votes for the election of directors. Holders of the common stock have the right to receive dividends when, as, and if declared by the board of directors from funds legally available. Upon liquidation of World Roller
Alliance, holders of the common stock are entitled to share pro rata in any assets available for distribution to shareholders after payment of all obligations of World Roller Alliance. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All shares of common stock have equal rights and preferences. All shares of common stock now outstanding are fully paid for and non-assessable.

         World Roller Alliance has never paid a cash dividend on the common stock. World Roller Alliance currently intends to retain all earnings, if any, to increase the capital of World Roller Alliance to effect planned development activities and to pay dividends only when it is prudent to do so and World
Roller Alliance's performance justifies such action. Holders of common stock are entitled to receive dividends out of funds legally available when, as, and if declared by World Roller Alliance's board of directors.

Other Securities

         There are currently no preferred shares or other debt or equity securities issued, outstanding, or authorized.

                                       17

                          Transfer Agent and Registrar

         The Transfer Agent for the common stock is:

                          Florida Atlantic Stock Transfer, Inc.
                          7130 Nob Hill Road
                          Tamarac, Florida  33321

         The Registered Agent is:

                          Shahrukh Dhanji
                          812 SE 8th Avenue
                          Deerfield Beach, Florida 33441

                      Interest of Named Experts and Counsel

         No "expert" as that term is defined pursuant to Section 228.509(a) of +
Regulation S-B, or World Roller Alliance's counsel as that term is defined pursuant to Section 228.509(b) of Regulation S-B was hired on a contingent basis, or will receive a direct or indirect interest in World Roller Alliance through this offering or was a promoter, underwriter, voting trustee, director, officer, or employee of World Roller Alliance at any time prior to the filing of this registration statement.

                      Disclosure of Commission Position On
                 Indemnification For Securities Act Liabilities

         World Roller Alliance, Inc.'s articles of incorporation provide that
World Roller Alliance will indemnify any officer, director, or former officer or director, to the full extent permitted by law. This could include indemnification for liabilities under securities laws enacted for shareholder protection.

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             Description of Business

Development

         World Roller Alliance was incorporated on August 4, 1999, pursuant to the laws of the state of Florida under the name Schaefer Entertainment, Inc. to bring a version of roller derby back to American television and arenas.
Schaefer Entertainment, Inc. changed its name to World Roller Alliance, Inc. on
May 21, 2001 to meet the changing demands of viewers who were demanding a more aggressive/extreme type of skating project.  The WRA will produce and stage a television and arena product based on the aggressive/extreme style of skating.

Business

         The World Roller Alliance has developed a variation of the popular
1950-60's roller derby sports game. The Company's new variation of this American sport is based upon extensive research with respect to the current established trends among teenagers, young adults and older adults in sports entertainment televised events, as well as the refinement of televised sporting events from professional football, baseball, basketball, hockey, auto racing and the explosive popularity of professional wrestling.

                                       18

         The WRA falls into the area of "sports entertainment" in that it is presented as a legitimate sport yet is scripted and presented as a weekly soap-opera/event.  The term sports entertainment was actually developed and first used by World Wrestling Federation President Vincent McMahon to describe the overall presentation of professional wrestling. The WRA falls into this same category.  The sports entertainment arena is made up of weekly television programs based around a sporting event, yet the show is carried by and revolves around feature characters that may be good, bad or both.  The weekly television program is then followed by live arena events where the viewers can see the performers they watch on television each week live and in person.  At the arenas, the fans have the opportunity to purchase merchandise associated with their favorite character or team and show their support by cheering (or jeering), displaying signs, etc.  Most of the WRA weekly television programs will be video taped in arenas around the United States, giving the local fans the opportunity to be a part of the show when it is taped in their hometown.

         As a result of prior affiliations on the part of World Roller
Federation and RollerSport Challenge series, the WRA will and does benefit from those contact and associations. We have existing agreements and outlets for broadcast and cable distribution for the WRA.

The Globe Warriors Game

         The Company's innovation of the old roller derby format utilizes the elements and components of modern sports entertainment: constant action;
offensive scoring opportunities; visual effects; personalities; team rivalries;
fan involvement and identification; and merchandising and special events. We designed a team sport game which fits into the defined pre-conceptions of today's sports viewer. The new concept has been developed specifically to be television and audience viewer friendly, mostly as a result of the game's style and the new track design format, along with young, marketable athletes on in-line skates. The underlying audience and viewer profile has been designed to attract and appeal to the same audience and viewer profile of wrestling, as well as the Generation X viewer.

         The Globe Warriors game is not skated on traditional wooden oval track, but a 100 x 80 foot fiberglass molded stage with a banked oval surface built into the center of the structure. The stage utilizes the popular extreme and aggressive skating type 1/4 pipe at one end of the structure. Skaters have the option of staying on the track or utilizing the 1/4 pipe in an extreme and aggressive style of skating that is currently popular with the younger audience profile. All skating action begins at the top of "launch ramp" 1/4 pipe.

         Skating is not the primary offering of the Globe Warriors television program. As with wrestling, the viewers will be entertained by special effect entrace of the teams, controversy between those teams and individuals, colorful uniforms, the standard and successful good versus evil format, altercations, feuds and all of the sizzle that has gone into and been proven to be popular components of professional wrestling programming. The entire presentation will be staged in a Hollywood manner using special graphic and animated effects for the show's opening, talent entrances and closing.

         The object of the game is for one of the skaters to first obtain the
"globe," a clear orb constructed of transparent Lucite with internal lighting through either the use of speed or skating skill, and then place the globe into a goal. The globe is positioned approximately six feet above the tope of the bowl end of the track, meaning that the player obtaining the globe must skate up the side of the 1/4 pipe bowl and jump in mid-air to reach the optimum release point. After the globe is placed into the goal, another globe is released and is thus available to put into play. Each goal is awarded one point and the team with the most points at the end of time regulation is the winner.

Operations

         The WRA intends to start with three teams and expand to six teams within the first nine months of operation. We have determined the foregoing schedule to ensure that each team is staffed with enough quality players as to not downgrade player performances and, thus, the presentation of the shows.
Talent will be evenly distributed between the teams so each features a minimum of two athletes who can be actively promoted as well as provide fan involve ment and identification.

                                       19

         The WRA has options on skating talent to start show production and will recruit additional talent through the operation of a training facility in the
Ft. Lauderdale, Florida area.  Our training coordinator, Desmond Kameka, is currently ranked in the top 10 of in-line skaters and has the industry reputation to recruit and train professional skaters to meet the needs of the
Globe Warriors sport. Mr. Kameka previously skated for the StarRiders team of
RollerSport Challenge and will be one of the featured skaters with the WRA.

         New and additional talent recruitment will be conducted initially in the South Florida and greater Tampa Bay areas. As a result of Mr. Schaefer's previous RollerSport Challenge series, we h ave previous associations and relationships that will be utilized to hold auditions in conjunction with local professional skating clubs and businesses. Training will be conducted at the same facility we use as our corporate headquarters. The building is essentially a 15,000 square foot warehouse type structure with high ceilings and few internal support columns.

         The visual side of the WRA will consist of colorful uniforms designed by such firms as Michael & Toni's of Tampa, Florida. Michael designs all of the costumes for wrestling's "Macho Man Randy Savage" as well as numerous musical groups dating back to Jimmy Hendricks in the 1960's.  In addition, we have contacted two other designers to aid and assist in this important visual area.

Marketing and Television

         Since the WRA is in the entertainment field, marketing is intertwined with the airing of its shows on television. The primary promotional vehicle for the WRA is its weekly television program. Since 1990, roller programs produced by companies owned by Mr. Schaefer have aired in first run syndication throughout the United States and on Sports Channel America as well as Europe and the Far East. The WRA will benefit from these affiliations and associations.
Saturation is the key word in the success of any sports entertainment program and we plan to air a weekly program on cable, network and in first-run syndication during each week. The World Wrestling Federation utilized this same formula successfully in its early days. We have managed to secure agreements and
Letters of Intent to achieve these objectives during our first year of operation.

         Through an agreement with Fredricks Entertainment, Inc., Globe Warriors will air as part of the Extreme Sports Television program block on Fox Sports
Net. The agreement calls for Fox Sports Net to air all or segments of the weekly
WRA television programs and for FoxNet production representatives to handle all the production of the WRA television programs. In addition, a roll-over agreement from the prior roller project will result in current WRA program being aired throughout Central and South America in addition to airing in 7.5 million
Spanish speaking television households in the United States on GEMS television.

         The Company's Letter of Intent with the TransAmerica Media Group places the WRA shows in Central and South America for both the Spanish and Portuguese languages. Under the deal structure, all expenses associated with the distribution and conversion to Spanish and Portuguese are assumed by the distributor and the WRA receives 50% of all revenues generated from the placement of shows.  Tied to the program placement are live event promotions and merchandise sales in the South American markets.

         The prior success of the RollerSport Challenge benefits the Company in that mostly all of the established contractual participants from that project and the broadcast/cable outlets have indicated an interest in pursuing a business relationship with the Company since it has assumed all the rights to the RollerSport Challenge series, name and related aspects.

         We also benefit from prior affiliations in the area of home video distributions. Forty minutes of edited roller footage of earlier roller programs were sold to a division of K-Tell Records who distributed this footage internationally as an in-store purchase and rental video.  Initial rights encompassed an up-front fee of $15,000 with the WRA receiving an additional
$0.20 from every video sold. This association will be expanded to include the
Company's current shows. A similar type of prior associative benefit exists in that the original roller television program was sold to Bangkok television in a
26 weeks syndication deal that allows for two runs of each program during the period. The WRA will also benefit from a prior association with Lifestyle
Television, a London Screen Sport station, which has aired and purchased prior roller sports programs from the Company's executives.  In addition, a prior association also existed with Polygram, which purchased the television rights for the original programming of the prior roller series. That deal involved a flat fee purchase price against 13% of the retail price of each program. This arrangement will be revisited by the Company with its current offering.

                                       20

         Management has contacted various new markets as future outlets for the expansion of the exposure base for its shows. One of the initial areas for this is the establishment of teams in specific cities as the initial fan base. Past roller expertise and experience has established followings in California and
Florida, with the most recent events drawing large crowds in Fort Lauderdale,
Tampa and Daytona Beach. The original roller derby series in the 50's and 60's scored well with crowds in New York, thus management has held discussions with representatives from Madison Square Garden. Bally's Resort in Las Vegas has also been approached and has indicated they would be interested in the World Roller
Alliance as a part of their family entertainment commitment.

         Our management have also been in discussions with a promoter in Hong
Kong who is interested in tours of that country and mainland China. The Hong
Kong deal calls for a team to be based in that city. This would be a departure from the known team concept involving this sport and those based on the fan base previously outlined. Teams from specific cities are not particularly the strength of viewer interest in roller sport type events. While teams will indeed have specific city and/or geographic area team names, the venue calls for moving the shows to arenas with the highest proven fan demographic base. This team positioning and broadcast marketing approach will ensure that events are sold out and playing to full arenas.

         We will also offer geographic exclusivity to private arenas in specific parts of the country in areas that traditionally do not tend to draw or have on their premises major entertainment events. A stationary team franchise is not a feasible methodology for marketing and exposing this particular sport as it tends to be a traveling "road" show building fan anticipation in much the same manner as the proven wrestling travel format. However, research has shown that there is viability in having specific anchor locations for the teams and thus management intends to arrange exclusivity to specific anchor locations for the team any number of times during the year, essentially making its house team. The foregoing is a result of vacant facilities. Owners of these arenas have voiced substantial interest with the WRA for the utilization of their arenas that sit dark in excess of 120 days per year and earning no revenue. Under this plan, they would host WRA teams a minimum of one night per month and the arenas would .
gain television exposure via the televised taping at their facilities and the
Company would benefit through the payment to it of a site fee.

         The licensing of international franchises will allow one U.S. based team to travel throughout Europe and the Far East where roller programs produced by Mr. Schaefer have previously aired. The U.S. team would play local teams in each market if available. International franchise will not only generate revenues through arena box office sales but will also expand the WRA merchandise demand base.

Competition

         The WRA's competition is not a direct competitive situation as is usually the case with products, goods and/or services, but rather indirect and industry competition stemming from the fact that all entertainment, be it television, cable or movies vie for the leisure time of its target viewer base.

         As the WRA's Globe Warriors will be aired somewhere between 8 and 11 PM on Thursday and Friday nights, 11 AM Saturday mornings and 5 PM Wednesday afternoons, the show's competition will come from other televised and cable programs in its time slot. Because the shows are live action based where the outcome is in doubt until the last minutes of any game, we believe that our shows represent an exceptional opportunity to garner viewers either channel surfing or looking for entertainment other than the network sitcoms and movie offerings. Airing on Fox Sports Net means that our shows will have the backing of a major broadcast company to aid and assist in the promotion and slotting of the shows, as well as bringing them over 65 million households. We will also capitalize upon the unique new venue and nature of the WRA format which could generate considerable media buzz and public interest to result in meaningful tune-in numbers to see the extreme new track layout, globe and new scoring method. Promotional spots by Fox Sports Net will capitalize on these qualities, as will the opening arena advance ticket sales. Advance marketing will include city press conferences, a track demonstration to garner public interest and news show introduction segments along with talk show appearances.

                                       21

Patents and Trademarks

         At the present time, we do not own any patents but have applied to trademark "World Roller Alliance."

Government Regulations

         As an entertainment organization, we do not fall under local, state or federal regulations such as a boxing commission, racing sanctioning body, etc.
The closest thing to any governmental regulations the we fall under would be the
Federal Communications Commission (FCC) as the FCC's rules apply to what can and cannot be aired on U.S. television.  Any program broadcast in the U.S. must meet and/or comply with certain ethical guidelines set by the FCC, however the FCC is not a regulatory agency specifically for the Company as a whole.

Employees

         We presently have one full time employee who is also an officer and director. Staffing levels will be determined as the Company progresses and grows. As many independent contractors as possible will be used to keep payroll expenses to a minimum.  Areas such as television production and marketing will be assigned to outside agencies, eliminating the need for inside positions to handle such areas.  As travel/touring needs dictate, several independent contractor skaters will be moved to full time employees to facilitate travel teams to and for various arenas around the country.  We do not anticipate this occurring for at least six months.

Reporting

         At present, we are not considered a fully reporting company but have voluntarily complied with many of the regulations such as holding annual stockholder meetings. After the filing of this registration statement, the
Company will be fully reporting and will provide our stockholders with the required annual reports.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

         World Roller Alliance has completed the development of its sports entertainment program called Globe Warriors.  To date, we have not begun to recognize revenue from operations. Our primary focus at this point is developing our marketing efforts in the most effective and efficient manner possible.

         In addition to providing sport entertainment, we will be offering the licensing of merchandise rights and merchandise sales direct to the public through the live gate events, arenas, by mail, through retail outlets and on the
Internet.  These products include T-shirts, hats, shirts, team jerseys, photographs, posters, key chains. Merchandise sales will be handled by outside agencies assigned "licensing rights" to the WRA name and specific products. As such the Company does not need to maintain an inventory of merchandise and any returns will be handled through the licensee. While we have spoken to several companies interested in becoming licensee's for the WRA, no decision has been made which or how many companies will get license rights to WRA merchandise.

Liquidity and Capital Resources

         For the year ended June 30, 2001, we realized a per share loss of
($0.) as compared to a ($0.) loss per share for the year ended June 30,
2000, as the Comany had no operations for the period ended June 30, 2000.  We are presently relying on our ability to borrow to fund the day-to-day operations of World Roller Alliance. We are relying, in part on the success of this offering to provide World Roller Alliance with the necessary capital to subsidize the day-to-day operations until we can reach a level of sales that will sustain our operating expenses. There can be no assurance that we will be able to continue to borrow capital to continue operations. There also can be no assurance that any shares of this offering will be successfully sold, and if sold, the capital received will be adequate to continue operations.

                                       22

Marketing

         Most of our marketing and promotion will be accomplished through the weekly television program called Globe Warriors, as well as paid advertising and event promotions with local establishments such as restaurants and clubs.
Advertising rates will be adjusted depending upon the market response to the program and live arena acceptance of the Company events.  In most television markets, the advertising rates charged for commercial time on the weekly WRA program is set by the individual station(s) airing the program.

         Sports entertainment programming currently accounts for at least one-third of the top 10 weekly cable programming in the U.S. Customer or viewer loyalty is generated through the development of characters that various viewers can associate with.  The weekly program is literally a "soap opera" with issues, feuds, controversy, story-lines and character development designed to attract and hold the interest of a specific portion of the television viewer market.
While this type of programming has traditionally attracted a predominately male,
18-34 year old audience, proper marketing and story-lines will attract and hold the interest of a wide demographic base of viewers.

         Pricing at WRA arena events are structured to provide family entertainment at a relatively low cost.  While exact prices have yet to be established, we have in the past always offered a "family" ticket package (2 adults/2 children) at rates approximately one-third below individual ticket prices if purchased separately.  Discount coupons and special offers will be established with and offered by various restaurants, clubs, etc., in the various markets in which the WRA appears and stages events.

Employees

         We presently plan to add two employees to our staff. The level of employees is primarily contingent on the level of success of this offering. We anticipate paying these employees at a rate of $50,000 per annum.

         All Officers of the Company have signed Employment Contracts that become effective when the Company is funded.  All contracts are for a period of five years and all have a non-compete clause included in the Agreement.  All
Agreements, with the exception of Mr. Dhanji, require full time devotion to the
Company.

                             Description of Property

         We currently have offices at 812 SE 8th Avenue, Deerfield Beach,
Florida and lease approximately 15,000 square feet. We currently pay $300 per month for the office space. We currently lease our office space on a month-to-month basis.  No formal lease has been entered into due to the understanding that the WRA will move to its' own facility as soon as the Company is funded. Upon funding, we will lease a warehouse or warehouse space of approximately 14,000 square feet in which the corporate offices and training facility will be housed. As of this time, no specific building or location has been determined.

         While we are currently seeking quotes for insurance.  At the present time, the contents of the executive office are not insured. In the event of a loss, we do not feel that it would materially impact or disrupt our operations.
We further feel that another location would not be difficult to secure along with additional office equipment.

                                       23

                 Certain Relationships and Related Transactions

         Certain family members of Patrick Schaefer, the Company's President, own shares of the Company's common stock as set forth below:

Name               # of Shares      Relationship           Date Acquired

Albert Schaefer       50,000          Father                 8/31/2001
J. Frank Spano        25,000          Father-in-law          8/31/2001
Dominque Spano         1,000          Niece                  8/31/2001

         Certain family members of Shahrukh Dhanji, the Company's Vice
President, own shares of the Company's common stock as set forth below:

Name               # of Shares       Relationship           Date Acquired

Zayn Dhanji           25,000           Son                   8/31/2001
Zoya Dhanji           25,000           Daughter              8/31/2001

            Market for Common Equity and Related Stockholder Matters

         Prior to this offering, there has been no public market for the common stock of the Company. At the present time neither any National Securities
Exchange nor the NASDAQ stock market lists the securities offered. There is no public trading market for the common stock of World Roller Alliance. There are outstanding 7,016,600 common shares as of October, 12, 2001.  We are currently offering 1,250,000 common shares through this offering. We have also agreed to register an additional 1,026,000 for selling shareholders.

         Since its inception, no dividends have been paid on World Roller
Alliance's common stock. We intend to retain any earnings for use in the business activities, so it is not expected that any dividends on the common stock will be declared and paid in the foreseeable future.

                           Summary Compensation Table

         The following table sets forth information concerning the aggregate compensation paid or to be paid by World Roller Alliance to its Chief Executive
Officer and each of the other executive officers for services rendered in all capacities to World Roller Alliance for the fiscal years ended June 30, 2000 and
2001.

                              Annual                             Long-Term                          All Other
                            Compensation                    Compensation Awards                    Compensation
                       --------------------          --------------------------------        -----------------------
                                                         Restricted
Name and                                              Stock      Stock     Securities                       Group
Principal             Fiscal                           Awards   Awards     Underlying         Matching    Life Ins.
Position               Year   Salary    Bonus         ($)           (#)      Options            401K       Premium

Patrick Schaefer       2000    $-0-      -0-          -0-           -0-         -0-               -0-         -0-
  President            2001    $-0-      -0-          -0-    1,850,000          -0-               -0-         -0-

Shahrukh Dhanji        2000      $       -0-          -0-           -0-         -0-               -0-         -0-
 Vice President        2001      $       -0-          -0-    1,000,000          -0-               -0-         -0-

Craig Leitner          2000      $       -0-          -0-           -0-         -0-               -0-         -0-
Sec./Treasurer         2001      $       -0-          -0-       250,000         -0-               -0-         -0-

Robert Donovan         2001      $       -0-          -0-           -0-         -0-               -0-         -0-
VP of Operations       2001      $       -0-          -0-       250,000         -0-               -0-         -0-

Robert Todoroff        2001      $       -0-          -0-           -0-         -0-               -0-         -0-
Director               2001      $       -0-          -0-        10,000         -0-               -0-         -0-

                                       24

Stock Options

         World Roller Alliance has not granted any stock options or stock appreciation rights during our prior fiscal year or the current year to any person.

Benefit Plans

         World Roller Alliance currently has no benefit plans.  When the funding is completed, we intend to offer a 401k plan for our employees and officers.
Additionally, we intend to add a group health plan for employees which will pay the monthly premiums for the employee only. Family members of the employee can be added to the plan but at their own expense. We feel that it will be important to be able to offer these minimal benefits in order to attract and retain talented employees.

Future Compensation

         World Roller Alliance does not have plans to increase the current levels of compensation to its employees, officers, or directors either through the use of additional wages, incentive programs, restricted stock awards, or otherwise.

                                       25

                           WORLD ROLLER ALLIANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                                  JUNE 30, 2001

                           WORLD ROLLER ALLIANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 C O N T E N T S
                                 - - - - - - - -

 Independent Auditor's Report

 Financial Statements

   Notes to Financial Statements...........................F-5-F-8

 To the Board of Directors
 World Roller Alliance, Inc.
 Deerfield Beach, Florida

We have audited the accompanying balance sheet of World Roller Alliance, Inc.
(a development stage company), as of June 30, 2001 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Roller Alliance, Inc. (a development stage company) as of June 30, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has no revenues and has experienced net losses of $31,027 since inception and a working capital deficiency of $31,027 as of
June 30, 2001. The Company's financial position and operating results raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RICHARD H. HARRIS & ASSOCIATES, P.A.

September 26 , 2001

                           WORLD ROLLER ALLIANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET

                                  JUNE 30, 2001

                                     ASSETS

CURRENT ASSETS - CASH                                  $       61

TOTAL ASSETS                                           $       61
                                                       ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
     Accounts payable                                  $   26,684
     Loan payable - stockholder                             4,404
                                                        ---------
         Total current liabilities                         31,088
                                                        ---------
COMMITMENTS

STOCKHOLDERS' EQUITY (DEFICIT)
     Common stock, $.0001 par value,
         40,000,000 shares authorized,
         6,416,600 shares issued and outstanding                                                               618
     Stock subscription receivable                      (618)
     Deficit accumulated during the development stage   (31,027)
                                                        --------
         Total stockholders' equity (deficit)           (31,027)

     TOTAL LIABILITIES AND STOCKHOLDERS'
         EQUITY (DEFICIT)                              $      61
                                                       =========

                                       F-1

                           WORLD ROLLER ALLIANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 2001

REVENUES                                        $     -

OPERATING EXPENSES
     Legal Fees                                  15,000
     Printing and production                     11,612
     Travel                                       1,126
     Meals and entertainment                      1,112
     Rent                                           900
     Telephone                                      737
     Office expense                                 354
     Taxes and licenses                             185
                                              ---------
         Total operating expenses                31,027
                                              ---------
NET (LOSS)EQUALS DEFICIT ACCUMULATED
     DURING THE DEVELOPMENT STAGE            $  (31,027)
                                             ==========

LOSS PER SHARE                                        -
                                             ==========
WEIGHTED AVERAGE SHARES
     OUTSTANDING - BASIC AND FULLY DILUTED    6,175,100
                                             ==========

                                      F-2

                           WORLD ROLLER ALLIANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                            YEAR ENDED JUNE 30, 2001

                                                                             DEFICIT
                                                                            ACCUMULATED
                                          NUMBER OF           STOCK          DURING
                                      COMMON     STOCK     SUBSCRIPTION     DEVELOPMENT
                                      SHARES     AMOUNT     RECEIVABLE         STAGE        TOTAL

BALANCE, JULY, 2000                     -           -           -                -          -

Common stock issued for stock
     subscription receivable      6,175,100      $ 618       $(618)              -          -
                                                                                                                       -

Net (loss) during year                  -           -           -          $(31,027)    $(31,027)
                                  ---------       ----       -------        --------      --------

BALANCE, JUNE 30, 2001            6,175,100      $ 618       $(618)        $(31,027)    $(31,027)
                                  =========       ====       =======        ========      ========

                                      F-3

                           WORLD ROLLER ALLIANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS

                            YEAR ENDED JUNE 30, 2001

CASH FLOWS FROM OPERATING ACTIVITIES
     Net (loss)                                                $(31,027)
     Adjustment to reconcile net loss to
       net cash used in operating activities:
         Increase on accounts payable                              26,684
                                                                -----------
NET CASH USED IN OPERATING ACTIVITIES                           (4,343)

CASH FLOWS FROM FINANCING ACTIVITIES
     Increase in loan payable - stockholder                         4,404
                                                                ---------
NET INCREASE IN CASH EQUALS CASH - JUNE 30, 2001               $       61
                                                               ==========
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING
     AND FINANCING ACTIVITIES
       6,175,100 shares of common stock issued
       for stock subscription receivable of $618

                                      F-4

                           WORLD ROLLER ALLIANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description and Nature of Business

World Roller Alliance, Inc. was incorporated on August 4, 1999 under the laws of the State of Florida under the name of Schaefer Entertainment, Inc. On May 21,
2001 the Company amended its articles of incorporation and changed its name to
World Roller Alliance, Inc. The Company uses a fiscal year end of June 30. The
Company's main operations to date have been the development of the extreme skate sports television game concept. There were no operations for the period August
4, 1999 through June 30, 2000.

Income Taxes

Deferred tax assets and liabilities are classified in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), which generally requires the use of an asset liability approach for financial accounting and reporting for income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Statement of Cash Flows

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumption affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.
Accordingly, actual results could vary from the estimates used in preparing the financial statements.

                                      F-5

                           WORLD ROLLER ALLIANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Per Share

Loss per share has been computed by dividing the net loss by the weighted average number of common shares outstanding.

NOTE 2.           INCOME TAXES

As of June 30, 2001, the Company has a net operating loss carryforward for income tax purposes of approximately $31,000 through June 30, 2001, available to offset future taxable income. No deferred income taxes have been recorded due to the Company having no history of profitable operations. Significant components of the Company's net deferred income tax asset are as follows:

                   Net operating loss carry forward            $ 5,600
                   Less: Valuation allowance                    (5,600)
                                                               -------
                   Net deferred income tax asset               $   -
                                                               =======

NOTE 3.           CAPITAL STOCK

The Company had originally authorized 10,000,000 common shares each with a par value of $.0001 per share. On May 21, 2001, the Board of Directors approved an increase in the number of authorized common shares to 40,000,000.

The Company is in the process of preparing a registration statement on Form SB-2 with the Securities and Exchange Commission for an initial public offering of the Company's common stock.

                                      F-6

                           WORLD ROLLER ALLIANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001

NOTE 4.         RELATED PARTY TRANSACTIONS

                 Office Facilities

The Company rents office space from a entity controlled by a stockholder of the
Company for $300 a month. The verbal agreement is on a month to month basis effective April 1, 2001. As of June 30, 2001 $900 is owed for rent and is included in accounts payable.

Legal Fees

The Company incurred $15,000 of legal fees payable to a major stockholder of the
Company relating to the preparation of a private placement memorandum, dated
April 19, 2001. The offering did not raise any funds and was eventually withdrawn.

Loans from Stockholder

As of June 30, 2001, the majority stockholder of the Company advanced a total of
$4,404 as a non-interest bearing loan and is expected to be repaid as cash flow permits.

NOTE 5.           GOING CONCERN

The Company has no revenues to date and has incurred operating losses of $31,027 since inception and has a working capital deficit of $31,027 as of June 30,
2001. Since inception, the Company has been dependent upon the receipt of loans or other financing to fund its continuing activities. The Company believes that the proceeds of the offering referred to in Note 3 will be sufficient to effect its business plan and become a profitable enterprise. However, there can be no assurance that the initial public offering will be successful and will allow the
Company to become a profitable operating enterprise. In addition, the Company is dependent upon certain related parties to provide continued funding and capital resources. The accompanying financial statements have been presented on the basis of the continuation of the Company as a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                                      F-7

                           WORLD ROLLER ALLIANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001

NOTE 6.           SUBSEQUENT EVENTS

Issuance of Stock

In July 2001, the Company issued 30,000 shares of common stock for cash at $.001 per share for a total of $30.

In August 2001, the Company issued 6,000 shares of common stock for cash at
$1.00 per share for a total of $6,000. The Company relied on Rule 504 of
Regulation D of the Securities Act of 1933 for the sale of these shares.

Corporate Consulting Agreement

On September 12, 2001, the Company entered into various one year agreements to provide financial and operating consulting services to assist the Company in going public.

As compensation, the Company subsequently issued 800,000 shares of the Company's common stock valued at $1.00 per share to be registered on Form SB-2, 300,000 warrants to purchase shares of the Company's stock exercisable at 125% of the price of shares sold pursuant to the SB-2 registration statement, agreed to an expense fee of $15,000 payable upon the initial public sale of the first
$200,000, and committed to a monthly expense fee of $5,500 commencing with the first month of initial public trading and continuing for the one year term.

                                      F-8

                           WORLD ROLLER ALLIANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

                                     ASSETS

        CURRENT ASSETS
               Cash                                               $    145
               Prepaid expenses                                    760,100
                                                                  -----------

        TOTAL ASSETS                                               $760,245
                                                                  ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

        CURRENT LIABILITIES
               Accounts payable                                    $ 29,391
               Loan payable                                           4,039
                                                                   ----------

             Total Current Liabilities                               33,430
                                                                   ----------

        STOCKHOLDERS' EQUITY (DEFICIT)
               Common stock; $.0001 par value,
               40,000,000 shares authorized,
               7,011,100 shares issued and outstanding                  702
               Stock subscription receivable                           (621)
               Additional paid-in capital                           805,919
               Deficit accumulated during the development stage     (79,185)
                                                                   ----------

                                                                    726,815
                                                                   ----------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)       $760,245
                                                                   ===========

                           WORLD ROLLER ALLIANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM INCEPTION THROUGH SEPTEMBER 30, 2001
                                   (UNAUDITED)

                                                            Quarter    From Inception
                                                             Ended       Through
                                                            9/30/01      9/30/01
                                                           ------------ --------------

        REVENUES                                            $    -       $    -

        OPERATING EXPENSES
                  Consulting fees                            31,200       31,200
                  Legal fees                                  2,500       17,500
                  Printing and production                       150       11,762
                  Website development                        10,400       10,400
                  Accounting and audit fees                   3,500        3,500
                  Travel                                         -         1,126
                  Meals and entertainment                        -         1,112
                  Telephone                                     268        1,006
                  Rent                                           -           900
                  Office expense                                 49          403
                  Taxes and licenses                             91          276
                                                             ----------- ------------
                               Total operating expenses      48,158       79,185
                                                             ----------- ------------

        NET (LOSS)                                         $(48,158)    $(79,185)
                                                            ============ =============

        LOSS PER SHARE                                           -           -
                                                            ============ ==============
        WEIGHTED AVERAGE SHARES OUTSTANDING               6,447,709    6,447,709
                                                            ============ ===============

                           WORLD ROLLER ALLIANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
            FOR THE PERIOD FROM INCEPTION THROUGH SEPTEMBER 30, 2001
                                   (UNAUDITED)

                                                                                    DEFICIT
                                                                                  ACCUMULATED
                                       NUMBER OF          STOCK       ADDITIONAL    DURING
                                  COMMON      STOCK     SUBSCRIPTION   PAID-IN    DEVELOPMENT
                                  SHARES      AMOUNT    RECEIVABLE     CAPITAL       STAGE       TOTAL
                                 ----------------------------------------------------------------------

BALANCE, JULY 2000                     -        -           -            -            -           -

Common stock issued for stock
   subscription receivable       6,175,100   $ 618        $(618)         -            -           -

Net (loss) during year                 -        -           -            -        $(31,027)     $(31,027)

                                 ----------------------------------------------------------------------
BALANCE, JUNE 30, 2001           6,175,100   $ 618        $(618)       $ -        $(31,027)     $(31,027)

Issuance of common stock           836,000      84           (3)     805,919            -        806,000

Net (loss) during quarter              -        -           -                      (48,158)     (48,158)

                                 ----------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 2001     7,011,100    $ 702        $(621)    $805,919      $(79,185)     $726,815
                                 ======================================================================

                           WORLD ROLLER ALLIANCE, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM INCEPTION THROUGH SEPTEMBER 30, 2001
                                   (UNAUDITED)

                                                      Quarter     From Inception
                                                       Ended         Through
                                                      9/30/01       9/30/01
                                                     ------------- ------------

CASH FLOWS FROM OPERATING ACTIVITIES

     Net (Loss)                                       $(48,158)    $(79,185)
     Adjustments to reconcile net loss to
       net cash used in operating activities:
           Decrease in prepaid expenses                 39,900       39,900
              Increase in accounts payable
                                                         2,707       29,391

                                                    ------------- ------------
NET CASH USED IN OPERATING ACTIVITIES                  (5,551)       (9,894)
                                                    ------------- ------------

CASH FLOWS FROM FINANCING ACTIVITIES

    Increase (decrease) in loan payable - stockholder    (365)        4,039
    Proceeds from issuance of common stock              6,000         6,000

                                                   ------------- ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES               5,635        10,039
                                                   ------------- ------------

NET INCREASE IN CASH                                       84           145

CASH BALANCE - BEGINNING OF PERIOD                         61          -
                                                  ------------- ------------

CASH BALANCE - END OF PERIOD                       $      145      $    145
                                                  ============= ============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:

    Common shares issued for services rendered     $  800,000      $800,000
                                                   ============= ============

                  Changes In and Disagreements With Accountants
                     On Accounting And Financial Disclosures

         There have been no changes in or disagreements with World Roller
Alliance's accountants since the inception of World Roller Alliance required to be disclosed pursuant to Item 304 of Regulation SB.

                                  Legal Matters

         The validity of the issuance of shares of World Roller Alliance's common stock being offered has been passed upon by Richard P. Greene, P.A., located in Fort Lauderdale, Florida.

                                     Experts

         The audited financial statements of World Roller Alliance as of June
30, 2001, appearing in this prospectus and registration statement have been audited by Richard Harris & Associates, and are included in reliance upon such reports given upon the authority of Richard Harris & Associates, as experts in accounting and auditing.  The Company has provided the interim unaudited financial statements as of September 30, 2001 and are included herewith.

                    Where You Can Find Additional Information

         A registration statement on Form SB-2, including amendments thereto, relating to the shares offered hereby has been filed with the Securities and
Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.
Statements contained in the prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to World
Roller Alliance and the shares offered hereby, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the Commission's principal office location at 450 Fifth Street, N.W., Washington, D.C. 20549, the
Northeast Regional Office location at 7 World Trade Center, 13th. Floor, New
York, New York, 10048, and the Midwest Regional Office location at Northwest
Atrium Center, 500 Madison Street, Chicago, Illinois 60661-2511 and copies of all or any part thereof may be obtained from the Public Reference Branch of the
Commission upon the payment of certain fees prescribed by the Commission. You may also obtain information on the Public Reference Room by calling the SEC at
1-800-SEC-0330. The Commission also maintains a site on the World Wide Web at
http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

                                       26

YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT
AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED
IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES
OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE
INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF
THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY
SALE  OF OUR COMMON STOCK.

Directors, Officers, Promoters,

Management's Discussion and
 Analysis of Financial Condition

NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT
A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS
PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS
PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM
THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE
DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION. UNTIL THE
EFFECTIVE DATE ALL DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON STOCK, WHETHER
OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                1,250,000 shares

                                      WORLD
                                     ROLLER
                                 ALLIANCE, INC.

                               ------------------

                                   Prospectus

                               ------------------

                                                           November 21, 2001

                                       27

                Part II - Information Not Required in Prospectus

Item 24.     Indemnification of Directors and Officers

         World Roller Alliance's Certificate of Incorporation eliminates, subject to certain exceptions, directors' personal liability to the Company or its stockholders for monetary damages and for breaches of fiduciary duties. The articles of incorporation does not, however, eliminate or limit the personal liability of a director for (i) any breach of the director's duty of loyalty to
World Roller Alliance or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section ___ of the Florida General Corporation Law or
(iv) from any transaction from which the director derived an improper personal benefit.

         World Roller Alliance's Bylaws provide that the Company shall indemnify its directors, officers, and employees, to the full extent permitted under the
General Corporation Law of Florida.  In addition, World Roller Alliance has entered or will enter into indemnification agreements with its directors, and officers that provide for indemnification in addition to the indemnification provided in World Roller Alliance's By Laws. The indemnification agreements contain provisions that may require World Roller Alliance, among other things, to indemnify its directors and executive officers against certain liabilities
(other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of World Roller Alliance or other entities to which they provide service at the request of the Company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. World Roller Alliance believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.
World Roller Alliance will obtain an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay.

Item 25.     Other Expenses of Issuance and Distribution

         It is estimated that the expenses incurred in connection with distribution of the shares of common stock being offered will be as follows:

                                                                     Amount Payable by
                    Item                                           World Roller Alliance
                    -------                                       ------------------------
                    Accounting                                     $    10,000.00 *
                    Attorney Fees                                  $    10,000.00 *
                    NASDAQ Application                             $     5,000.00 *
                    Printing Expense - Preliminary Prospectus      $     5,000.00 *
                    Printing Expense - Final Prospectus            $     5,000.00 *
                    Standard & Poor's                              $     3,790.00 *
                    Registration Fees - SEC (1)                    $     1,210.00 *
                    Transfer Agent                                 $    10,000.00 *
                                                                     -------------
                    Total offering expense                         $    50,000.00 *

(1)      World Roller Alliance is offering 1,250,000 common shares through this offering has incurred $660 in registration fees; while, the selling shareholders are offering 1,026,000 common shares, incurred $550 in registration fees, that World Roller Alliance has paid on their behalf.

*     These figures represent estimations by management.

                                       28

Item 26.   Recent Sales of Unregistered Securities

         The following sets forth information concerning unregistered sales of common stock of World Roller Alliance. These were unsolicited transactions and did not involve any public solicitation or advertisement in any way.

         In August, 2001, we began a Private Placement relying on an exemption from registration under Rule 504. This did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933 and therefore exempt from registration under Section 5(a). We concluded this offering on September 1,
2001. The shares were sold to a total of two investors. These were persons who had been long-term friends and/or acquaintances of World Roller Alliance and/or its directors and officers and their families. There were no selling commissions received by the officers and directors who sold the shares. The
6,000 shares were sold for cash at $1.00 per share.  The total value of cash received in the Private Placement totaled $6,000.  The non-public offering was also exempt from registration under Section 3(b) of the Act pursuant to Rule 504 promulgated under Regulation D in that:

     o   World Roller Alliance was not subject to the reporting requirements of
         Section 13 or 15 (d) of the Securities and Exchange Act of 1934;
     o   World Roller Alliance was not an investment company;
     o   World Roller Alliance was not a development stage company that either had no specific business plan or purpose or had indicated that its business plan was to engage in a merger or acquisition with an unidentified company or companies, or other entity or person;
     o   The aggregate selling price for the share did not exceed $1,000,000, less the aggregate offering price for all securities sold within twelve months before the start of and during this offering, in reliance on any exemption under section 3 (b) of the Act, or in violation of section
         5(a) of the Act.

         Each investor was provided with a Pre-SB-2 / IPO Strategic Plan that contained a complete business plan including risk factors.  Accompanying the document was a questionnaire/subscription agreement. This
questionnaire/subscription agreement asked numerous questions about the person's income level, assets, net worth and investment experience. We further spoke with each individual, giving them the opportunity to ask and receive answers to their questions. We have no reason to believe that anyone individual misrepresented his or her financial situation or his or her experience level. We further have no information that would lead us to believe otherwise. Through our conversations with these shareholders, we came to learn of their vocation as well as their experience level.

         On August 22, 2001, we issued 1,000 shares of common stock to Sylvia
Carns at a price of $1.00 per share.

         On August 29, 2001, we issued 5,000 shares of common stock to Owen
Barruw at a price of $1.00 per share.

         On September 18, 2001, we issued 200,000 shares of common stock to
Conceptua, Inc., in exchange for various services at a price of $1.00 per share.

         On September 18, 2001, we issued 200,000 shares of common stock to D.P.
Morton & Associates, Inc., in exchange for various services at a price of $1.00 per share.

         On September 18, 2001, we issued 200,000 shares of common stock to LDV,
Inc., in exchange for various services at a price of $1.00 per share.

         On September 18, 2001, we issued 200,000 shares of common stock to MJM
Group Holdings, Inc., in exchange for various services at a price of $1.00 per share.

                                       29

Item 27.     Exhibits

Exhibit #

  3.i    Articles of Incorporation and Amendments
  3.ii   By-Laws

  4      Instruments defining the rights of holders (refer to exhibit 3)

  9      Voting Trust agreement (not applicable)

 10      Material contracts
         10.1   Employment Agreement with Patrick J. Schaefer dated 4/1/01
         10.2   Employment Agreement with Shahrukh S. Dhanji dated 4/16/01
         10.3   Employment Agreement with Robert O'Donovan dated 4/16/01
         10.4   Employment Agreement with Craig Leitner dated 5/1/01

 11      Statement re: Computation of per share earnings (not applicable)

 21      Subsidiary of the Registrant (not applicable)

 23.1    Opinion Re: Legality and Consent of Experts & Counsel
 23.2    Consent of Auditor

 24      Power of Attorney (not applicable)

 99      Additional Exhibits

                                       30